UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2004

SENIOR HOUSING PROPERTIES TRUST
(Exact name of registrant as specified in charter)

Maryland (State of organization)	1-15319 (Commission file number)	04-3445278 (I.R.S. employer identification number)

400 Centre Street, Newton, Massachusetts	02458
617-796-8350

Item 5. Other Events and Required FD Disclosure.

        On March 10, 2004, the Board of Trustees of Senior Housing Properties Trust (the “Company”) declared a dividend distribution of one right for each of the Company’s outstanding common shares of beneficial interest, par value $.01 per share (the “Common Shares”), to holders of record of the Common Shares at the close of business on April 10, 2004. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a preferred share of beneficial interest, par value $.01 per share, of the Company (the “Preferred Shares”) or in certain circumstances, to receive cash, property, Common Shares or other securities of the Company, at a purchase price of $35 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment (the “Rights”). The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) between the Company and EquiServe Trust Company, N.A., as Rights Agent.

        Initially, the Rights will be attached to all certificates representing the Common Shares and no separate Rights Certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Shares and a Distribution Date will occur upon the earlier of (i) 10 business days (or such later date as the Company’s Board of Trustees may determine before a Distribution Date occurs) following a public announcement by the Company that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 10% or more of the outstanding Common Shares (the date of such announcement being the “Stock Acquisition Date”) or (ii) 10 business days (or such later date as the Company’s Board of Trustees may determine before a Distribution Date occurs) following the commencement of a tender offer or exchange offer that, if consummated, would result in a person becoming an Acquiring Person.

        Until the Distribution Date, (i) the Rights will be evidenced by the certificates for Common Shares and will be transferred with and only with such Common Share certificates, (ii) new Common Share certificates will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Shares outstanding will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates.

        The Rights are not exercisable until after the Distribution Date and will expire at the close of business on April 10, 2014, unless such date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

        As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. Except for Common Shares issued pursuant to exercises of stock options or as awards under an employee plan or arrangement granted or awarded as of the Distribution Date or upon the exercise, conversion or exchange of securities issued by the Company after the date of the Rights Agreement, or as otherwise determined by the Board of Trustees, Rights will only be issued with respect to Common Shares that were issued prior to the Distribution Date.

        In the event (a “Flip-In Event”) a Person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding Common Shares at a price and on terms which a majority of the Company’s Outside Trustees (as defined in the Rights Agreement) determines to be fair and not inadequate and to otherwise be in the best interests of the Company and its shareholders (a “Qualified Offer”)), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, Common Shares (or, in certain circumstances, cash, property or other securities of the Company) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. However, Rights will not be exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by the Company as set forth below.

        For example, at an exercise price of $35 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following a Flip-In Event would entitle its holder to purchase $70 worth of Common Shares (or other consideration, as noted above) for $35. Assuming that the Current Market Value (as defined in the Rights Agreement) per Common Shares is $17.50 at such time, the holder of each valid Right would be entitled to purchase four Common Shares for $35.

        In the event (a "Flip-Over Event") that, at any time on or after the Stock Acquisition Date, (i) the Company shall take part in a merger or other business combination transaction and the Company shall not be the surviving entity (other than with an entity which acquired the shares pursuant to a Qualified Offer) or (ii) the Company shall take part in a merger or other business combination transaction in which the Company is the surviving entity and the Common Shares are changed or exchanged (other than with an entity which acquired the shares pursuant to a Qualified Offer) or (iii) 50% or more of the Company’s assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided, as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right.

        At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Company’s Board of Trustees may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-thousandth of a Preferred Share (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

        The Purchase Price payable and the number of Preferred Shares (or the amount of cash, property or other securities) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) if holders of the Preferred Shares are granted certain rights or warrants to subscribe for Preferred Shares or convertible securities at less than the Current Market Price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above). Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined in the Rights Agreement) that, upon exercise of Rights, a number of Rights be exercised so that only whole Preferred Shares will be issued.

        With certain exceptions, no adjustment in the Purchase Price payable upon exercise of the Rights will be required until cumulative adjustments amount to at least 1% of the Purchase Price. The Company is not required to issue fractional Preferred Shares upon the exercise of any Right. In lieu thereof, a cash payment may be made, as provided in the Rights Agreement.

        At any time until 10 business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Common Shares or other consideration deemed appropriate by the Company’s Board of Trustees). In the event that a majority of the Board of Trustees is no longer comprised of Continuing Trustees (a “Section 23(a) Event”), then for the maximum period allowed under Maryland law following the first occurrence of a Section 23(a) Event, the rights cannot be redeemed unless there are Continuing Trustees and a majority of the Continuing Trustees concur with the Board of Trustees’ decision to redeem the rights. Immediately upon the action of the Company’s Board of Trustees ordering redemption of the Rights (with, where required, the concurrence of the Continuing Trustees), the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 per Right redemption price. The term “Continuing Trustees” means any member of the Board of Trustees of the Company who was a member of the Board of Trustees prior to the date of the Rights Agreement, and any person who is subsequently elected to the Board of Trustees if such person is recommended or approved by a majority of the Continuing Trustees, but shall not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights should not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Shares (or cash, property or other securities) of the Company or for common stock of the acquiring company or in the event of the redemption of the Rights as set forth above.

        Any provision of the Rights Agreement may be amended by the Board of Trustees of the Company prior to the Distribution Date. Thereafter, the provisions of the Rights Agreement may be amended by the Board of Trustees only in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person and certain other related parties) or to shorten or lengthen any time period under the Rights Agreement. For the maximum period allowed under Maryland law following the first occurrence of a Section 23(a) Event, the Rights Agreement can be amended only if there are Continuing Trustees and a majority of the Continuing Trustees concur with the amendment. Notwithstanding the foregoing, after such time as the Rights are not redeemable, the Rights Agreement may only be amended to cure any ambiguity, defect or inconsistency.

        The Rights Agreement, dated as of March 10, 2004, between the Company and EquiServe Trust Company, N.A., as Rights Agent, specifying the terms of the Rights and including the form of Articles Supplementary and the press release announcing the declaration of the Rights are attached as Exhibits 4.1 and 99.6, respectively, to this Form 8-K. The foregoing description of the Rights is qualified in its entirety by reference to such exhibits.

Item 7. Financial Statements and Exhibits.

(c) Exhibits

3.1	Composite Copy of Amended and Restated Bylaws of the Company dated March 14, 2003, as amended to date.
4.1	Rights Agreement dated as of March 10, 2004, by and between the Company and EquiServe Trust Company, N.A.
10.1	Form of Indemnification Agreement.
10.2	Amendment No. 1 to Advisory Agreement dated as of March 10, 2004, by and between the Company and Reit Management & Research LLC.
99.1	Charter of the Nominating and Governance Committee, dated March 10, 2004.
99.2	Charter of the Compensation Committee, dated March 10, 2004.
99.3	Charter of the Audit Committee, dated March 10, 2004.
99.4	Governance Guidelines, dated March 10, 2004.
99.5	Code of Business Conduct and Ethics, dated March 10, 2004.
99.6	Press Release of the Company dated March 12, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENIOR HOUSING PROPERTIES TRUST By: /s/ John R. Hoadley Name: John R. Hoadley Title: Treasurer and Chief Financial Officer

Date: March 12, 2004